Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 6, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of Versar, Inc., on Form 10-K, for the year ended July 1, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of Versar, Inc., on Form S-8 to be filed on or about November 21, 2005.

/s/ Grant Thornton LLP

Vienna, Virginia

November 21, 2005